Exhibit 99.1
Contact: Jeff Harkins Investor Relations 940-297-3877 jharkins@sallybeauty.com

Sally Beauty Holdings Appoints Kim McIntosh As Group Vice President, Controller and Chief Accounting Officer

DENTON, Texas, March 22, 2021 – Sally Beauty Holdings, Inc. (NYSE: SBH) today announced the appointment of Kim McIntosh, as Group Vice President, Controller and Chief Accounting Officer.

Ms. McIntosh joins the Company from Tailored Brands, Inc., where she was Chief Accounting Officer since December 2020 and Vice President, Corporate Controller from March 2013 to December 2020. At Tailored Brands, Inc., Ms. McIntosh’s responsibilities included general accounting, merchandise accounting, financial reporting, payroll and accounts payable. Prior to her role at Tailored Brands, Inc., Ms. McIntosh served in various accounting roles at Chico’s FAS Inc.

“We are extremely pleased to have Kim join the Sally Beauty Holdings team.  With her deep understanding of the retail industry and extensive financial and accounting experience, we believe she will be a great asset in supporting the Company’s growth strategy going forward,” said Marlo Cormier, Chief Financial Officer.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. The Company operates more than 5,000 stores, including 142 franchised locations. Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.